AMENDMENT TO THE SUB-ADVISORY AGREEMENT

This Amendment is made effective as of the 16th day of December 2014, (the “Effective Date”) to the Sub-Advisory Agreement by and among DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., a California corporation (the “Adviser”), DUNHAM FUNDS, a Delaware statutory trust (the “Trust”) and THE ITHAKA GROUP, LLC, a State of Maryland Limited Liability Corporation (the “Sub-Adviser”) (each a “Party,” and together, the “Parties”) dated April 1, 2014 (the “Agreement”).

WHEREAS, the Trust desires to engage in transactions with sub-advisers affiliates and to explicitly state the sub-adviser’s obligations to make certain regulatory filings.

WHEREAS, the Parties wish to amend Section 2 of the Agreement to reflect this change;

NOW, THEREFORE, in consideration of mutual covenants recited below, the Parties agree and promise as follows:

1.	Section 2 of the Agreement shall be amended to add the following subsections:

(k) Sub-Advisory Affiliates. The Sub-Adviser is, along with its affiliated persons, permitted to enter into transactions with the other funds of the Trust and affiliated persons of those other funds of the Trust (collectively, the “Other Funds”). In doing so, the Sub-Adviser is prohibited from consulting with the Adviser or the sub-advisers of these Other Funds concerning securities transactions of the Fund except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

(l) Regulatory Filings. The Sub-Adviser will be responsible for meeting its regulatory obligations, including the preparation and filing of such reports with respect to the assets of the Fund reflecting holdings over which the Sub-Adviser or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G, Form 13F and Form SH.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date by their representatives thereunto duly authorized.

ADVISER
DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By: /s/ Jeffrey A. Dunham

Name: Jeffrey A. Dunham
Title: President

TRUST

DUNHAM FUNDS

By: /s/ Denise S. Iverson

Name: Denise S. Iverson
Title: Treasurer

SUB-ADVISER
THE ITHAKA GROUP, LLC

By: /s/ Scott O’Gorman, Jr.

Name: Scott O’Gorman, Jr.

Title: President